Notice to shareholders of Songa Offshore SE

Voluntary Exchange Offer to Acquire All Outstanding Shares of Songa Offshore SE

Reference is made to the stock exchange announcements dated 21 December 2017 regarding the launch of the voluntary exchange offer (the "Offer") made by Transocean Ltd. and Transocean Inc. (collectively, "Transocean") to acquire all outstanding shares of Songa Offshore SE ("Songa Offshore"). As previously announced, Songa Offshore’s board of directors has recommended its shareholders to accept the Offer.

Transocean is pleased to announce that the shareholders of Transocean Ltd. (NYSE: RIG) approved proposals at Transocean Ltd.’s extraordinary general meeting to authorize the completion of the transactions contemplated by the Offer.

Thus, Transocean would like to remind Songa Offshore’s shareholders that the Offer is expected to end on 23 January 2018 at 16:30 CET. Songa Offshore shareholders who accept the Offer within the deadline of 23 January 2018 at 16:30 CET are expected to receive settlement on or about 30 January 2018.

The Offer is conditional upon an acceptance level of more than 90% on a fully diluted basis and Transocean encourages Songa Offshore shareholders to accept within the deadline.

Offer details:

•	Transocean’s Offer to acquire shares in Songa Offshore is expected to end 23 January 2018
•	Each Songa Offshore share accepting the Offer by 23 January 2018 will receive:
a)	0.35724 newly issued shares in Transocean Ltd. (the “Consideration Shares”), and
b)	USD 2.99726 principal amount of 0.5% Exchangeable Senior Bonds due 2023 to be issued by Transocean Inc. (the "Exchangeable Bonds")
•	Each Songa Offshore shareholder may choose to receive up to NOK 125,000 in cash, based upon NOK 47.50 per Songa Offshore share.
•	Settlement is expected on or about 30 January 2018.

The Exchangeable Bonds will only be issued in minimum denominations of USD 1,000 and in integral multiples thereof. Any fractions of Consideration Shares and Exchangeable Bonds will be paid in cash.

For further details, please refer to the full Offer Document and Prospectus (the “Offer Document”) dated 20 December 2017.

Potential Subsequent Compulsory Acquisition

Following completion of the Offer, Transocean intends to apply to conduct a compulsory acquisition (squeeze-out) under the Cyprus Takeover Bids Law. Shareholders who do not tender their shares in the Offer will be subject to the compulsory acquisition in accordance with Cyprus law.

•	Transocean expects the consideration under the compulsory acquisition to consist of a choice between:
c)	NOK 47.50 per Songa Offshore share in cash; or
d)	a combination of (i) 0.35724 newly issued Consideration Shares and (ii) USD 2.99726 principal amount of Exchangeable Bonds.

•	Settlement of the compulsory acquisition may not occur until March 2018 at the earliest following satisfaction of applicable legal requirements as described below

Settlement under the compulsory acquisition will only occur following application to, and approval of, the Cyprus Securities and Exchange Commission (“CySEC”) and compliance with applicable requirements of U.S. and Norwegian securities law. These U.S. and Norwegian requirements may necessitate a 20 business day election period following CySEC’s approval of the compulsory acquisition to allow each participant in the compulsory acquisition to select whether to receive cash consideration or a combination of Consideration Shares and Exchangeable Bonds before settlement of the compulsory acquisition may occur.  As a result, Transocean cannot predict precisely when settlement for any compulsory acquisition, if approved by CySEC, will occur, but Transocean currently expects such settlement will not occur until March 2018 at the earliest.

Following the completion of the Offer, Transocean intends to re-assess its eligibility and, if permitted, to utilize certain exemptions from the requirement to register the Consideration Shares and Exchangeable Bonds to be issued in the compulsory acquisition under the U.S. securities laws.

The Offer Document, related Acceptance Form and instructions for completing the Acceptance Form are available at http://securities.clarksons.com.

Any questions regarding the transaction should be directed to Transocean’s financial advisor:

Clarksons Platou Securities AS

Tel: +47 22 01 63 00

Email: ecm.oslo@clarksons.com

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Forward-Looking Statements

Any statements in this notice that are not historical facts may be forward-looking statements that involve certain risks, uncertainties and assumptions. These forward-looking statements include, but are not limited to, statements regarding the expected expiration of the Offer and the terms and timing of settlement of any subsequent compulsory acquisition.  All forward-looking statements included in this communication are based on information available to Transocean as of the date of this communication and current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those anticipated. These risks and uncertainties include the risk that the Offer may not close for any reason, including the risk that the requisite number of Songa Offshore shares may not be tendered in the Offer; the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the Offer or the compulsory acquisition; difficulties that may be encountered in integrating the combined businesses and realizing the potential synergies of the proposed combination; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement for the Offer; and the other risks and uncertainties included in the Registration Statement (as defined below) or in Transocean’s most recent Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission (the “SEC”). No forward-looking statements in this notice should be relied upon as representing Transocean’s views or expectations as of any subsequent date, and Transocean does not undertake any obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.

Additional Information and Where to Find It

In connection with the Offer, Transocean Ltd. and Transocean, Inc. (collectively referred to as the “Offeror”) have filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) containing a prospectus with respect to the Consideration Shares and Exchangeable Bonds to be issued in the Offer (the “Prospectus”).  The Offeror has distributed the Prospectus to certain securityholders of Songa Offshore in the United States in connection with the Offer. The Offeror has also filed an offer document with the Financial Supervisory Authority of Norway (the “Norwegian FSA”).

INVESTORS AND SECURITYHOLDERS ARE URGED TO READ CAREFULLY THE PROSPECTUS REGARDING THE OFFER IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. You may obtain, free of charge, copies of the Prospectus and Registration Statement and other relevant documents filed by Transocean with the SEC, at the SEC’s website at:  http://www.sec.gov. In addition, shareholders may obtain free copies of the Prospectus and other relevant documents filed by Transocean with the SEC from Transocean’s website at:  http://www.deepwater.com.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus or any other document that the Offeror may file with the SEC in connection with the proposed transaction. The final terms and further provisions regarding the Offer are disclosed in the offer document filed with the Norwegian FSA, the Prospectus and the Registration Statement. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted.

No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended, and any applicable European and Norwegian regulations. The transaction and distribution of this document may be restricted by law in certain jurisdictions and persons into whose possession any document or other information referred to herein should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.